EXHIBIT 10.28

SCHOOL SPECIALTY, INC.

2002 STOCK INCENTIVE PLAN

NON-VESTED STOCK UNIT AGREEMENT

School Specialty, Inc. (the “Company”) has granted you an award of Non-vested Stock Units (“NSUs”) under the 2002 Stock Incentive Plan (the “Plan”) to be paid in shares of the Company’s common stock, $0.001 par value (“Performance Shares”), on the Vesting Date as defined below. The potential number of Performance Shares granted pursuant to this award of NSUs is set forth below and issuance by the Company of the Performance Shares is (i) contingent upon the Company achieving the performance objectives identified below; (ii) subject to other terms and conditions and contingencies set forth in the Equity Rules of Administration as adopted by the Compensation Committee of the Board of Directors, and subject to amendment at the sole discretion of the Compensation Committee.

Not a Shareholder	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the NSUs until you have received evidence of ownership of the Performance Shares, if any, awarded under the Plan.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Equity Rules of Administration.

Governing Law	The laws of the State of Wisconsin will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Target NSUs

Performance Metric	Average of the annual diluted earnings per share from continuing operations over the three-year period beginning Fiscal 2008 and ending Fiscal 2010, as reported in the Company’s annual report on Form 10-K.

Threshold Level	$X.XX of earnings per diluted share	Threshold Payout	80% of target NSUs
Target Level	$X.XX of earnings per diluted share	Target Payout	100% of target NSUs
Maximum Level	$X.XX of earnings per diluted share	Maximum Payout	200% of target NSUs

Results and related payouts between threshold and maximum levels will be interpolated as defined in the Equity Rules of Administration.
Vesting Date	The Vesting Date of the award is when the determination regarding whether and to what extent the Company has achieved the Performance Metric is made by the Compensation Committee as detailed in the Equity Rules of Administration.

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan and the Equity Rules of Administration. I represent that I have read and am familiar with the terms contained both herein and in the Plan and Equity Rules of Administration as they relate to NSUs. By signing, I accept each NSU subject to all of the terms and provisions of this Agreement and of the Plan under which the NSU is granted, as that Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors concerning any questions arising under the applicable Plan with respect to each NSU.

By	Date